Exhibit 99
COMMERCIAL BANCSHARES, INC.

NEWS
RELEASE

FOR IMMEDIATE RELEASE	Contact:
APRIL 16, 2008	Robert Beach
President and CEO
(419) 294-5781
Commercial Bancshares, Inc. Announces Staff Reductions
Upper Sandusky, Ohio April 16, 2008 — Robert Beach, President and CEO of Commercial Savings Bank (the “Bank”), the wholly-owned subsidiary of Commercial Bancshares, Inc. (OTC Bulletin Board: CMOH) (the “Company), announced today that certain organizational changes have been implemented at the Bank. After performing a thorough assessment of the Bank with the assistance of outside management consultants, a number of positions at the Bank have been eliminated. Some of these positions have not been filled after regular attrition through retirement and other voluntary departures by employees. As Mr. Beach stated, “While we regret the need to eliminate certain positions at the Bank, we feel the reorganization will allow us to operate at maximum efficiency in servicing our customers, utilizing technology to better deliver our products and services. We thank the affected employees for their dedicated service to our organization.”
The reorganization is intended to allow the Company to streamline its processes to increase its profitability in the competitive banking environment. After the staff reductions, the Bank will continue to employ approximately 90 full time equivalent employees.
About Commercial Bancshares, Inc.
With assets in excess of $266 million as of December 31, 2007, Commercial Bancshares, Inc. is a bank holding company, whose banking subsidiary The Commercial Savings Bank, provides commercial banking, retail banking and other financial services through its 9 offices in Upper Sandusky, Findlay, Carey, Harpster, Marion and Westerville, Ohio.
Safe Harbor Statement
          Commercial Bancshares, Inc. (the “Company”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by the Company, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. The Company assumes no responsibility to update this information. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.